Exhibit 99.2

Supplemental Information

In this press release AGL Resources Inc. has presented a non-GAAP measure of adjusted earnings per share (EPS), which excludes expenses incurred with respect to the Nicor Inc. (Nicor) merger and expenses regarding an additional accrual for the Northern Illinois Gas Company (Nicor Gas) performance-based rate (PBR) issue.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. Additionally, the company has excluded the additional accrual for the Nicor Gas PBR issue as it was a one-time expense that is not expected to be reoccurring. Details related to these adjustments will be included in the 2012 Form 10-K when it is filed with the Securities and Exchange Commission.

Adjusted EPS should not be considered an alternative to, or more meaningful indicator of, the company's EPS as determined in accordance with GAAP. In addition, adjusted EPS may not be comparable to similarly titled measures of another company. The following reconciliation of GAAP EPS to adjusted EPS is preliminary and subject to year-end accounting review and audit.

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Preliminary and unaudited)

Twelve months ended December 31, 2012
Diluted adjusted earnings per share	$2.45
Additional accrual for Nicor Gas PBR issue (per share)	(0.04)
Transaction costs of Nicor merger (per share)	(0.11)
Diluted GAAP earnings per share	$2.30